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                                                                    Exhibit 99.1

                  TRANSDIGM COMPLETES ACQUISITION OF NORCO INC.
                        FROM TRANSTECHNOLOGY CORPORATION

Richmond Hts., Ohio, February 24, 2003 - TransDigm Inc. ("TransDigm") announced today that through its Marathon Power Technologies subsidiary it has completed the previously announced acquisition of Norco Inc., a subsidiary of TransTechnology Corporation. For the twelve month period ending 12/28/02, including Norco as though it had been acquired at the beginning of the period, TransDigm had total revenues of approximately $283.8 million and total EBITDA, As Defined,/(1)/ of approximately $114.4 million.

In addition, TransDigm also announced that it has borrowed $25 million pursuant to an incremental term loan from Deutsche Bank, one of TransDigm's existing senior lenders. The proceeds from the term loan, which will be governed by TransDigm's senior credit facility, were used to fund a portion of the Norco purchase price.

TransDigm was founded in 1993 with the simultaneous acquisition of the Adel, Aeroproducts, Controlex and Wiggins businesses. Marathon Power Technologies was acquired in 1997, Adams Rite Aerospace Inc. in 1999, and Champion Aerospace in 2001. Additionally, TransDigm has, from time to time, acquired certain add-on product lines to extend its existing product offerings. TransDigm is a market leader in a broad range of proprietary aerospace components such as gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCd batteries/chargers, engineered connectors, lavatory components, and engineered latches.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the company's products, changes in raw material and equipment costs and availability, changes in customer orders, pricing actions by the company's competitors, and general changes in economic condition. Those and other risks are more fully described in the company's filings with the Securities and Exchange Commission.

/(1)/ EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined is calculated by adding to EBITDA the incremental inventory costs associated with the write up of inventory required by the purchase accounting treatment applied to acquisitions. For the twelve month period ending 12/28/02, including Norco as though it had been acquired at the beginning of the period, TransDigm's net income (earnings) was approximately $43,377,000 and its expenses for interest, taxes, depreciation, amortization of intangibles and non-cash purchase accounting adjustments were approximately $38,380,000, $19,777,000, $6,616,000, $5,254,000 and $970,000, respectively. EBITDA,
         As Defined is presented herein to provide additional information with respect to the ability of the Company to satisfy its debt service, capital expenditures and working capital requirements and because certain types of covenants in TransDigm's borrowing arrangements are tied to similar measures. While EBITDA-based measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. EBITDA and EBITDA, As Defined are not measurements of financial performance under accounting principals generally accepted in the United States of America and should not be considered as an alternative to net income or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America as indicators of the Company's operating performance.

For additional information please contact:
Eileen M. Fallon
216-289-4939